Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the City National Rochdale Select Strategies Fund and to the use of our report dated March 27, 2020 on the financial statements and financial highlights of the City National Rochdale Select Strategies Fund. Such financial statements and financial highlights appear in the January 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

May 29, 2020